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                          December 26, 2023

       Jason Vieth
       Chief Executive Officer
       Laird Superfood, Inc.
       5303 Spine Road, Suite 204
       Boulder, Colorado 80301

                                                        Re: Laird Superfood,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 22,
2023
                                                            File No. 333-276235

       Dear Jason Vieth:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing